Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of the capital stock of Affirm Holdings, Inc. (the “company,” “we,” “us” and “our”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth herein, you should refer to our articles of incorporation, to our bylaws, as each may be amended from time to time and filed as exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and to the applicable provisions of Nevada law.
Our authorized capital stock consists of 3,200,000,000 shares of capital stock, $0.00001 par value per share, of which:
•3,030,000,000 shares are designated as Class A common stock; and
•140,000,000 shares are designated as Class B common stock;
•30,000,000 shares are designated as preferred stock.
Pursuant to our articles of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our Class A common stock.
Common Stock
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.
Voting Rights
Holders of Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Class B common stock are entitled to 15 votes for each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and the holders of our Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Nevada law or our articles of incorporation. Nevada law could require either holders of our Class A common stock or holders of our Class B common stock to vote separately if we were to seek to amend our articles of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely. In that circumstance, the relevant class would be required to vote separately to approve the proposed amendment.
Our articles of incorporation provide that stockholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our articles of incorporation provide for a classified board of directors, which is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. All shares of Class B common stock will automatically convert into shares of Class A common stock upon the earliest to occur of (i) January 12, 2028, (ii) the date immediately following an annual meeting of our stockholders if neither Max Levchin, our Founder, Chairman and Chief Executive Officer, nor Nellie Levchin, Mr. Levchin’s spouse, is then serving as one of our officers, employees, directors or consultants, and neither Mr. Levchin or Mrs. Levchin has served in such capacities in the six months prior to such date, (iii) the date on which Mr. Levchin and Mrs. Levchin, together with their permitted transferees, cease to beneficially own in the aggregate at least 50% of the number of shares of capital stock beneficially owned by such holders in the aggregate on January 13, 2021, which was the closing date of our initial public offering, or (iv) the death or incapacity of the last to die or become incapacitated of Mr. Levchin or Mrs. Levchin, subject to extension for a total period of no longer than nine months from such incapacitation or death if approved by a majority of the independent directors then in office.
In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (i) any transfer, whether or not for value, except for certain permitted transfers, described in the paragraph that immediately follows this paragraph and further described in our articles of incorporation, or (ii) in the case of a stockholder who is a natural person (other than Mr. Levchin and Mrs. Levchin), the death or incapacity of such stockholder. Once converted into Class A common stock, the Class B common stock will be cancelled and retired and shall not be reissued.
A transfer by a holder of Class B common stock to any of the persons or entities listed in clauses (A) through (F) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such holder of Class B common stock and/or any other Permitted Transferee established by or for such holder of Class B common stock will not trigger an automatic conversion of such stock to Class A common stock: (A) to a trust for the benefit of the holder of Class B common stock or persons other than such holder of Class B common stock, so long as such holder of Class B common stock (or in the case of Mr. Levchin and Mrs. Levchin, one or both of such holders) retains sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (B) to a trust under the terms of which such holder of Class B common stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the holder of Class B common stock (or in the case of Mr. Levchin and Mrs. Levchin, one or both of such holders) retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (C) to an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder of Class B common stock (or in the case of Mr. Levchin and Mrs. Levchin, one or both of such holders) is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision), so long as such holder of Class B common stock (or in the case of Mr. Levchin and Mrs. Levchin, one or both of such holders) retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held in such account, plan or trust; (D) to a corporation, partnership or limited liability company in which such holder of Class B common stock directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient voting control or otherwise has legally enforceable rights, such that such holder of Class B common stock (or in the case of Mr. Levchin and Mrs. Levchin, one or both of such holders) retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership or limited liability company; (E) to an affiliate of a holder of Class B common stock, so long as the person or entity holding sole dispositive power and exclusive voting control with respect to the shares of Class B common stock being transferred retains, directly or indirectly, sole dispositive power and exclusive voting control with respect to such shares following such transfer; and (F) in the case of Mr. Levchin or Mrs. Levchin, to Mrs. Levchin or Mr. Levchin, as applicable, or to such other holder’s Permitted Transferees, or any other entity in which the other holder has, directly or indirectly, sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such entity.
Dividends and Other Distributions
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends and other distributions, if any, as may be declared and paid by the board of directors out of legally available funds.
Pursuant to our articles of incorporation, we are specifically allowed to make any distribution that otherwise would be prohibited by the balance sheet test of Nevada Revised Statutes (“NRS”) 78.288(b).
Liquidation, Dissolution and Winding Up
In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock.
Rights and Preferences
Except for the conversion provisions with respect to our Class B common stock described above, holders of our common stock have no preemptive, conversion, or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock
Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 30,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the relative voting power of holders of our common stock and the likelihood that such holders will receive distributions and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action.
Stockholder Registration Rights
Certain holders of shares of our common stock, including substantially all of our former redeemable convertible preferred stockholders, including certain holders of greater than five percent of our capital stock and entities affiliated with certain of our directors, are parties to an amended and restated investors’ rights agreement, dated as of September 11, 2020 (the “Investors’ Rights Agreement”), pursuant to which they are entitled to certain rights with respect to registration of the Class A common stock held by or issued upon conversion of such shares under the Securities Act of 1933, as amended (the “Securities Act”). These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights described in additional detail below.
The registration of shares of our Class A common stock pursuant to the exercise of the registration rights described below would enable the holders to resell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions in a demand or piggyback registration, of the shares registered pursuant to the demand, piggyback, and Form S-3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire (i) five years after the effective date of the registration statement, of which this prospectus forms a part, (ii) with respect to any particular holder, at such time that such holder can sell all its shares under Rule 144 of the Securities Act without limitation during any three-month period without registration, or (iii) upon consummation of certain liquidation transactions.
Demand Registration Rights
The holders of the registrable securities are entitled to certain demand registration rights. The holders of more than a majority of the registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5 million), may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. In addition, we must notify all of the other holders of registrable securities of such registration and allow them to include all or a portion of their shares on the applicable registration statement, subject to customary cutbacks.
Piggyback Registration Rights
If we propose to register for offer and sale any of our securities under the Securities Act, either for our own account or for the account of other security holders that are not party to the Investors’ Rights Agreement (other than pursuant to specified exceptions), certain major holders for which Rule 144 of the Securities Act is not available will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to customary cutbacks and other limitations.
Form S-3 Registration Rights
The holders of the registrable securities are entitled to certain Form S-3 registration rights. Any holder of registrable securities can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. In addition, we must notify all of the other holders of registrable securities of such registration and allow them to include all or a portion of their shares on the applicable registration statement. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, after payment of the underwriting discounts and commissions, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within the 12-month period preceding the date of such request.
Anti-Takeover Provisions
Nevada’s “Combinations with Interested Stockholders” Statutes
We are subject to NRS 78.411 through 78.444, inclusive, which prohibit certain Nevada corporations from engaging in certain specified types of business “combinations” with any person deemed to be an “interested stockholder” for a period of two years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or
•on or after such date, the combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 60% of the outstanding voting stock that is not beneficially owned by the interested stockholder, its affiliates and its associates.
Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period.

In general, the definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes define a “combination” to include the following:
•any merger or consolidation involving the corporation or a subsidiary of the corporation and the interested stockholder or an affiliate or associate of the interested stockholder;
any sale, lease, transfer, mortgage, pledge, or other disposition of the assets of the corporation or subsidiary of the corporation to or with the interested stockholder or any affiliate or associate thereof, having an aggregate market value equal to more than 5% of the aggregate market value of all assets , an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares, or representing more than 10% of the earning power or net income of the corporation;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any shares of stock of the corporation or any subsidiary of the corporation to the interested stockholder that have an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares;
•The adoption of any plan or proposal for the liquidation or dissolution of the corporation under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the outstanding shares of any class or series of voting stock of the corporation or any subsidiary thereof beneficially owned by the interested stockholder or any affiliate or associate thereof; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.
For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. x
These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not opted out of these provisions in our original articles of incorporation. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Nevada’s Acquisition of Controlling Interest Statutes
Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes.
These statutes apply to Nevada corporations with 200 or more stockholders of record, at least 100 of which have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the immediately preceding 90 days, and which directly or indirectly does business in Nevada. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes in our bylaws.
Articles of Incorporation and Bylaws
Our articles of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:
Dual class stock
As described above in “— Common Stock — Voting Rights,” our articles of incorporation provides for a dual class common stock structure, which provides our current stockholders, executives, employees, directors and their affiliates with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Board of directors vacancies
Our articles of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
Classified board
Our articles of incorporation provide that our board of directors be classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Stockholder action; special meeting of stockholders
Our articles of incorporation provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our articles of incorporation further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. Further, our bylaws provide that the number of nominees a stockholder may nominate for election at an annual or special meeting of stockholders pursuant to the advance notice procedure shall not exceed the number of directors to be elected at such meeting. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Directors removed only for cause
Our articles of incorporation provides that stockholders may remove directors only for cause and otherwise in accordance with the NRS, which provides that directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.
Supermajority requirements for amendments of our articles of incorporation and bylaws

Our articles of incorporation further provide that the affirmative vote of holders of at least 662∕3% of the voting power of all the then outstanding shares of capital stock, voting together as a single class, is required to amend certain provisions of our articles of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, filling vacancies on the board, special meetings of the stockholders, actions by written consent of the stockholders, cumulative voting, liability of directors and officers, indemnification and advancement of expenses. The affirmative vote of holders of at least 662∕3 of the voting power of all of the then outstanding shares of capital stock, voting together as a single class, is required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.
No cumulative voting
The NRS provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.
Issuance of undesignated preferred stock.
Our board of directors has the authority, without further action by our stockholders, to issue up to 30,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Choice of Forum
Unless we consent in writing to the selection of an alternative forum, our bylaws provide that the Eighth Judicial District Court of Clark County, Nevada, is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees, agents or fiduciaries to us or our stockholders; (iii) for any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our articles of incorporation or bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada; (iv) any action to interpret, apply, enforce or determine the validity of our articles of Incorporation or bylaws; or (v) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Nevada. If the Eighth Judicial District Court of Clark County, Nevada, does not have jurisdiction, such as for actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, the sole and exclusive forum for such action or proceeding shall be another state or federal court, as applicable, located in the State of Nevada, unless the Eighth Judicial District Court (or such other state or federal court located within the State of Nevada, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the foregoing provision; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Nevada. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Eighth Judicial District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Limitations on Liability and Indemnification of Officers and Directors
The NRS authorizes corporations to limit or eliminate the individual liability of directors and officers to corporations and their stockholders and creditors for any damages as a result of any act or failure to act in their capacities as directors or officers (including for breaches of their fiduciary duties), subject to certain exceptions. Our articles of incorporation include a provision that eliminates or limits the liability of directors and officers for damages to the fullest extent permitted by the NRS. As a result, our directors and officers are not liable unless the presumption of the business judgment rule has been rebutted and it is proven that their act or failure to act constituted a breach of fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. The effect of such provision is to eliminate or limit the rights of us and our stockholders and creditors, including through stockholders’ derivative suits on our behalf, to recover damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. .
Our articles of incorporation and bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers appointed by our board of directors to the fullest extent authorized by the NRS. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these limitations of liability, indemnification, and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification, and advancement provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agreed to indemnify them to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “AFRM”.